Exhibit 10.17

PROTO LABS, INC.

2012 LONG-TERM INCENTIVE PLAN

U.K. Employee Non-Statutory Stock Option Agreement

Proto Labs, Inc. (the “Company”), pursuant to its 2012 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Optionee named below, an Option to purchase the number of shares of the Company’s common stock shown in the table below at the specified exercise price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Optionee:
No. of Shares Covered:	Grant Date:
Exercise Price Per Share:	Expiration Date:

Vesting and Exercise Schedule:

Dates	Number of Shares as to Which Option Becomes Vested and Exercisable

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

OPTIONEE:	PROTO LABS, INC.

By:
Title:

Proto Labs, Inc.

2012 Long-Term Incentive Plan

Employee Non-Statutory Stock Option Agreement

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.	Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that Schedule.

Vesting and exercisability of this Option will be accelerated during the term of the Option upon the termination of your Service due to death or Disability as provided in Section 6(e)(2) of the Plan, and under the circumstances described in Section 10 of this Agreement, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)	upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 10 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)	the date (if any) fixed for termination or cancellation of this Option pursuant to Sections 12(b)(2), (b)(3), (c) or (d) of the Plan.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan and Section 10 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the date this Option was granted.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary or the party designated by such officer (which written or electronic notice will state the number of Shares to be purchased, the manner in which the exercise price will be paid and the manner in which the Shares to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	cash;

(b)	to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)	by delivery to the Company or its designated agent (by actual delivery or attestation) of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)	by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Transfer of Shares — Tax Effects. Where, in relation to any proposed exercise, assignment or release of the Option, the Employer (as defined below) is liable, or the Employer believes that it is liable, to pay or account to HM Revenue & Customs (the “Inland Revenue”) for any sum in respect of income tax or NIC, whether under Pay As You Earn or otherwise, in respect of any Option Gain (as defined below) (and in the Employer’s opinion it is not reasonably practicable to make a withholding from any sums owing to you by the Employer (including without limitation any installment of salary, bonus, commission and any cash sums received on the assignment or release of the Option)), it is a condition of the exercise, assignment or release (as the case may be) of the Option that you will first deliver cash, a banker’s draft or a check to the Employer sufficient to pay such income tax and NIC payable in relation to the Option Gain.

The determination of whether or not income tax and/or NIC are to be accounted for, and if so, the amount due on the exercise, assignment or release (as the case may be) of the Option shall be determined by the Employer having regard to the prevailing legislation and practice, any available relief for Secondary Contributions (as defined below) that are payable by you and rates of tax in force at the time. The Employer’s determination of the amount of income tax and NIC due (if any) shall be final and binding on you.

You agree to indemnify the Employer against any Option Tax Liability (as defined below).

For the purposes of Section 7 of this Agreement:

“Employer” means such member of the Group as is or, if you have ceased to be employed within the Group, was your employer or such other member of the Group or other person obliged to pay or account for any Option Tax Liability;

“Group” means the Company and any other entity that is an Affiliate of the Company and any other person obliged to pay or account for any Option Tax Liability;

“NIC” means national insurance contributions;

“Option Gain” means a gain realized by you upon the exercise, assignment or release of the Option, being a gain that is chargeable to income tax under section 476 of the UK Income Tax (Earnings & Pensions) Act 2003;

“Option Tax Liability” means any liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in respect of any Option Gain and any further or additional liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in relation to Shares acquired upon the exercise of the Option in respect of any event occurring on or after the date of exercise of the Option; and

“Secondary Contributions” means secondary Class 1 NIC.

You hereby agree with the Company and undertake to any other person that is a “secondary contributor” in respect of Class 1 NICs payable in respect of any Option Gain (the “Secondary Contributor”) that:

(a) the Secondary Contributor may recover from you the whole of any Secondary Contributions; and

(b) You shall join with the Secondary Contributor in promptly following the date hereof making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole of any liability of the Secondary Contributor to Secondary Contributions to be transferred to you.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and determines that all conditions to exercise, including Section 7 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions indicated in such notice. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state, federal or foreign law, rule or regulation as the Company may determine to be necessary or desirable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a qualified domestic relations order. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	Change in Control. If, within 12 months of a Change in Control, your Service with the Company and its Affiliates is involuntarily terminated without Cause, or is voluntarily terminated by you for Good Reason (as defined below), and this Option (or a replacement therefore as contemplated by Section 12(b)(1) of the Plan) remains outstanding at the time of such termination, then any unvested portion of this Option shall immediately become vested and exercisable and this Option shall remain exercisable for one year following such termination of Service. For purposes of this Section 10, “Good Reason” means any one or more of the following that occur without your prior written consent:

(a)	a material reduction in your base compensation, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation applicable to Company employees generally;

(b)	a material diminution in your authority, duties or responsibilities;

(c)	a material diminution in the authorities, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee rather than to the Board or a committee thereof;

(d)	a material diminution in the budget over which you retain authority;

(e)	a change in the location of the Company facility or office where you are based to a location more than 50 miles from the Company facility or office where you were based immediately prior to the Change in Control; or

(f)	a material breach by the Company of any terms or conditions of this Agreement or any other agreement between you and the Company, which breach has not been cured by the Company within 15 days after written notice thereof to the Company from you.

In addition to the foregoing, a termination shall be deemed to be for Good Reason only if you notify the Company within 60 days after the later of the occurrence of the event giving rise to Good Reason or your learning of such event, specifically describing such event, and the Company shall have failed to remedy the condition giving rise to such notice within 30 days after such notice has been given.

11.	No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this

Option until a certificate evidencing such Shares has been issued (or an appropriate book entry in the Company’s stock register has been made). No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued (or an appropriate book entry has been made), except as otherwise described in the Plan.

12.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

13.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

14.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.	Nature of the Award. In accepting this Option Award, you acknowledge and confirm your understanding that:

•	this Award is subject to vesting conditions and will be forfeited if the vesting conditions are not satisfied;

•	the value that you may realize, if any, from this Award is uncertain and contingent, and depends on the future market price of the Company’s common stock, among other factors;

•	the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract or relationship with your direct employer;

•

this Award and any past or future Awards are not part of your normal or expected compensation or salary for any purpose, including calculating any severance, resignation, redundancy or end of service payments, or any bonuses, long-service awards, pension or retirement benefits or similar payments;

•	the Plan under which this Award has been made is discretionary in nature and may be suspended or terminated by the Company at any time;

•

the grant of an Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted to you repeatedly in the past;

•	all decisions with respect to any future Award to you will be at the sole discretion of the Company;

•	your participation in the Plan is voluntary; and

•

no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and you irrevocably release the Company and its Affiliates from any such claim that may arise.

17.	Personal Data. In accepting this Option Award, you acknowledge and confirm your understanding that:

•

the Company and its Affiliates hold certain personal information about you, including information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security or social insurance number or other such tax identity number, and details of all Awards or other entitlement to Shares that are or have been awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Personal Data”);

•

in order for the Company to process the your Award and maintain a record of Shares under the Plan, the Company will collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social security or social insurance number, for income reporting purposes as required by law;

•

the Company may transfer Personal Data, electronically or otherwise, to third parties, including such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan;

•	such recipients of Personal Data may be located within your jurisdiction of residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions; and

•

the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan.

By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such persons and entities identified above for the purposes described, and you accept that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which you reside. You confirm that if you have provided, or in the future will provide, Personal Data concerning third parties such as beneficiaries, you have the consent of any such third party to provide its Personal Data to the Company for the same purposes. You understand that you may, at any time, request to review your Personal Data and require any necessary amendments to it by contacting the Company in writing. You may also elect to forgo participation in the Plan or any other award program at any time.

18.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.